Exhibit 10.3
June 30, 2025
Michael Guthrie
VIA EMAIL
Re: Amendment to Separation and Transition Agreement and Supplemental Release
Dear Michael:
This letter agreement (the “Agreement”) amends the Separation and Transition Agreement between you and Roblox Corporation (the “Company”) dated September 27, 2024 (the “Transition Agreement”), concerning the terms of your employment separation and transition from the Company, and serves as a supplemental release made by and between you and the Company.
Subject to the execution and effectiveness of this Agreement, the original Section 2 of the Transition Agreement (“Company Equity Awards”) shall be stricken in its entirety and replaced with the following:
“Company Equity Awards. You previously were granted certain equity awards covering shares of the Company’s Class A common stock (“Shares”) under the 2020 Plan and the Amended and Restated 2017 Equity Incentive Plan (together, the “Plans”) and applicable award agreements thereunder, that are outstanding as of the date first set forth above, as specified in Schedule A attached hereto (the “Equity Awards,” and such plans and agreements, the “Award Documents”). You and the Company agree that during the Transition Periods, your Equity Awards will continue vesting but otherwise will cease vesting upon cessation of your continued status as a “Service Provider” (as defined in the Plan under which the applicable Equity Award has been granted) except as provided in this Agreement or as set forth in the applicable Award Documents. Further, and except as provided in this Agreement or as set forth in the applicable Award Documents, any Equity Awards or portions thereof that have not vested through the date of the cessation of your status as a Service Provider will be forfeited permanently and you will have no further rights with respect to such Equity Awards (or portions thereof) or Shares subject thereto.
Notwithstanding the foregoing, the awards of performance-based restricted stock units (“RSUs”) granted to you on April 13, 2023 (the “2023 Award”) and March 1, 2024 (the “2024 Award”) pursuant to the 2020 Plan will be treated as follows:
●An additional 37,535 RSUs subject to the 2023 Award will vest on August 20, 2025, and any remaining outstanding RSUs subject to the 2023 Award will terminate and be cancelled and you will have no further rights with respect to such RSUs.
●The RSUs subject to your 2024 Award will remain outstanding through the Determination Date (as such term is defined in the Restricted Stock Unit Agreement (Performance-Based) governing the 2024 Award (the “2024 Award Agreement”)) and the number of RSUs that become Eligible Restricted Stock Units (as such term is defined in the 2024 Award Agreement) will be measured as if your status as a Service Provider had not terminated. One third of the Eligible Restricted Stock Units will vest on the Determination Date and any remaining outstanding RSUs subject to the 2024 Award

(including any remaining outstanding Eligible Restricted Stock Units) will terminate and be cancelled and you will have no further rights with respect to such RSUs.
Except as provided in Section 1.c. or this Section 2, your Equity Awards remain subject to the terms and conditions of the Award Documents.”
In exchange for the consideration set forth in the amended Section 2 of the Transition Agreement, you hereby reaffirm all covenants in the Transition Agreement as if they were effective and made as of the Effective Date (as defined below), including by extending your general release and waiver of claims set forth in Section 7 of the Transition Agreement to any claims that may have arisen between the date that you signed the Transition Agreement and the Effective Date.
You and the Company acknowledge and agree that the terms of the Transition Agreement shall apply to this Agreement and are incorporated herein in full to the extent that they are not inconsistent with the express terms of this Agreement.
You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You, being aware of said code section, agree to expressly waive any rights you may have thereunder with respect only to the claims released herein, as well as under any other statute or common law principles of similar effect.
You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and return it to the Company in less than the twenty-one (21)-day period identified above, you hereby acknowledge that you have knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. You and the Company agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

This Agreement shall be null and void if not executed by you within twenty-one (21) days of your receipt of this Agreement for review. You and the Company have seven (7) days after that party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by you and the Company and has not been revoked by either party before that date (the “Effective Date”).
You acknowledge that neither the Released Parties (as defined in the Transition Agreement) nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you acknowledge that you were offered the opportunity to review this Agreement with counsel of your choosing.

Sincerely,
Roblox Corporation
By: /s/ Dave Baszucki
David Baszucki
CEO, President and Founder
READ, UNDERSTOOD AND AGREED TO:

/s/ Michael Guthrie
Michael Guthrie
June 30, 2025
Date